Exhibit 99.1

Fathom Holdings Subsidiary, intelliAgent, Signs Definitive Agreement to Acquire Technology Platform Naberly Solutions

Acquisition Should Reduce Costs and Enhance Proprietary intelliAgent Software Suite

CARY, N.C., February 10, 2021 – Fathom Holdings Inc. (Nasdaq: FTHM), a holding company that primarily operates through its wholly owned subsidiary, Fathom Realty, LLC, a national, cloud-based, technology-driven, residential real estate brokerage, today announced that its subsidiary, intelliAgent, has signed a definitive agreement to acquire technology platform Naberly Solutions.

The rationale for the acquisition is to enhance Fathom’s proprietary intelliAgent suite through the addition of important functionality. The acquisition is expected to close in the first quarter of 2021. Terms of the transaction were not disclosed.

Based in Olympia, Washington, Naberly Solutions was founded in 2015 as a highly scalable cloud-based SaaS company providing a technology suite used by real estate professionals to compete in today’s market. With a focus on lead generation and conversion, Naberly provides an end-to-end solution for the consumer home search experience, as well as customizable home search enabled websites for real estate agents.

Naberly’s customer relationship management system (CRM) enables and automates many of the tasks agents otherwise need to do manually, greatly improving an agent’s efficiency and providing a competitive advantage. In addition to Naberly’s own technology, additional API’s have been created to integrate with many of the best real estate technology solutions on the market, significantly expanding Naberly’s capabilities.

Named a top real estate technology product in 2020 by Inman News, Naberly was recognized for its “powerfully spartan user interface that can support all the modern needs of today’s digital agent — a proprietary video email component, super-simple automation structures, in-app property searches powered by 125 MLS partnerships, and a Slack-inspired, conversational lead-routing system that also acts as a hub for agent activity.”

Fathom plans to fully integrate Naberly’s technology platform into its intelliAgent software suite, creating a robust all-in-one technology platform for managing all aspects of a brokerage’s operations. The integrated technology platform can quickly adapt or evolve to meet emerging needs and innovation in the constantly changing real estate technology landscape.

“The acquisition of Naberly’s technology platform should allow us to accelerate our vision of full technology independence and improved business intelligence, while working toward increasing revenue per agent and per transaction,” said Fathom CEO Joshua Harley. “Integrating the Naberly platform under intelliAgent should allow us to further reduce expenses over time, as we will no longer need to license that technology from third parties. Unlike licensing, where costs increase as agent count grows, we expect our costs per agent to decrease as Fathom grows.

“As part of our larger vision, we plan to launch a national real estate portal by rolling out an enhanced version of the current Naberly platform. We believe this will allow us to compete head-to-head with other large real estate sites by generating buyer and seller leads for our agents. This should also help us grow our title business, as well as mortgage and insurance revenues, if, and when, we eventually add those services, by fully integrating them into our platform and the sales cycle,” Harley said.

“Going forward, we intend to license the Naberly platform, along with the entire intelliAgent suite, to smaller real estate brokerages,” Harley said. “Licensing our technology will also allow us to create new opportunities for revenue from mortgage and title services through joint ventures. Given the efficiency of our model, we believe this incremental revenue will result in long-term margin and profit improvement.”

“We created Naberly to give real estate professionals the tools to better serve their clients and earn more business with world class technology, and we couldn’t be more proud or excited to integrate our platform into intelliAgent,” said Jeff LaCroix, Naberly co-founder. “The integration with intelliAgent allows us to rapidly expand our shared vision of an end-to-end solution with an emphasis of communication, engagement and transparency.”

About Fathom Holdings Inc.

Fathom Holdings Inc. is the parent company of Fathom Realty Holdings, LLC, a national, virtual, full-service real estate brokerage that leverages proprietary cloud-based software called IntelliAgent to operate a Platform as a Service model (PaaS) for the residential real estate industry.  Fathom offers real estate professionals 100% commission, small flat-fee transaction costs, support, technology, and training, all powered by best in class operational efficiencies.  For more information visit www.fathomrealty.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, the timing of closing the Naberly transaction, increasing revenue per agent and per transaction, the timing and success of launching a national real estate portal, growing the Company’s title business, as well as entering the mortgage and insurance businesses, and creating incremental revenue sources resulting in long-term margin and profit improvement. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: risks associated with making and integrating acquisitions; technology risks; risks in effectively managing rapid growth in our business; reliance on key personnel; competitive risks; and the others set forth in the Risk Factors section of the Company’s registration statement for its initial public offering filed with the SEC.  Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations and Media Contacts:

Roger Pondel/Laurie Berman

PondelWilkinson Inc.

investorrelations@fathomrealty.com

(310) 279-5980

Marco Fregenal
President and CFO

Fathom Holdings Inc.
investorrelations@fathomrealty.com
(888) 455-6040